EXHIBIT 5.2
[Letterhead of Torys LLP]
August 31, 2009
TO:     The Board of Directors of Fairfax Financial Holdings Limited
We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Fairfax Financial Holdings Limited on August 31, 2009, as such may thereafter be amended or supplemented, and in the base prospectus contained therein, under the captions “Enforceability of Certain Civil Liabilities” and “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.
Yours very truly,
/s/ Torys LLP
Torys LLP
Tel     416.865.0400
Fax     416.865.7380